EXHIBIT 4(a)

WAL-MART STORES, INC.

Series Terms Certificate

Pursuant to Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture, dated as of July 19, 2005, as amended and supplemented (the “Indenture”), made between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), Rick W. Brazile, Vice President, Finance & Planning of the Company, hereby certifies as follows, and Anthony D. George, Associate General Counsel, Finance and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of the Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, dated December 1, 2006 (the “Original Series Consent”), which Series is designated as the “4.875% Notes Due 2039” (the “2039 Series”), by Rick W. Brazile, Vice President, Finance & Planning of the Company, pursuant to the grant of authority under the terms of the Original Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Original Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the execution and delivery by the Trustee of the Indenture, to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default, or events which, with the passage of time, would become an Event of Default under the Indenture that have occurred and are continuing at the date of this certificate.

C. Pursuant to the Original Series Consent, the Company is authorized to issue £1,000,000,000 aggregate principal amount of promissory notes of the 2039 Series (the “Initial Notes”). A copy of the Original Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2039 Series (the “Notes”) shall be represented by a global security substantially in the form attached hereto as Annex B (the “Form of Note”).

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2039 Series and the promissory notes forming a part of the 2039 Series, including the Notes, are established and approved to be the following:

1.	Designation:

The Series established by the Original Series Consent is designated as the “4.875% Notes Due 2039”.

2.	Aggregate Principal Amount:

The 2039 Series is not limited as to the aggregate principal amount of all the promissory notes of the 2039 Series that the Company may issue. The Company is issuing the Initial Notes, which have an aggregate original principal amount of £1,000,000,000.

3.	Maturity:

Final maturity of the Notes of the 2039 Series will be January 19, 2039.

4.	Interest:

a.	Rate

The Notes will bear interest at the rate of 4.875% per annum, which interest shall commence accruing from and including December 19, 2006. Additional Amounts (as defined in Section 5(a) of the Form of Note), if any, will also be payable on the Notes.

b.	Payment Dates

Interest will be payable on the Notes semi-annually in arrears on January 19 and July 19 of each year, commencing on July 19, 2007, to the person or persons in whose name or names the Notes are registered at the close of business on the immediately preceding January 15 or July 15, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

5.	Currency of Payment:

The principal and interest payable with respect to the Notes shall be payable in pounds sterling.

If, prior to the maturity of the Notes, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty establishing European Communities, as amended from time to time, the Notes will be re-denominated into euro, and the principal, interest and any Redemption Price (as defined in the Form of Note) or Tax Redemption Price (as defined in the Form of Note) will become payable in euro.

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6.	Payment Places:

All payments of principal of, any Redemption Price or Tax Redemption Price with respect to, and interest on, the Notes shall be made as set forth in Section 7 of the Form of Note.

7.	Optional Redemption Features:

The Company may redeem the Notes at any time, pursuant to Section 4 of the Form of Note.

The Company may redeem the Notes upon the occurrence of certain tax events pursuant to Section 5(b) of the Form of Note.

There is no sinking fund with respect to the Notes.

8.	Special Redemption Features, etc.:

None.

9.	Denominations:

£50,000 and integral multiples of £1,000 in excess thereof for the Notes.

10.	Principal Repayment:

100% of the principal amount of the Notes.

11.	Registrar, Paying Agent and Transfer Agent:

The Bank of New York Trust Company, N.A. will be the registrar, U.S. paying agent and U.S. transfer agent for the Notes. The Bank of New York will be the London paying agent and the London transfer agent for the Notes. AIB/BNY Fund Management Ireland Limited will be, for so long as the Notes are admitted to the Official List of the Irish Stock Exchange, the Irish paying agent and Irish transfer agent for the Notes.

12.	Payment of Additional Amounts:

The Company shall pay additional amounts as set forth under Section 5(a) of the Form of Note.

13.	Book-Entry Procedures:

The Notes shall be issued in the form of a single global note registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee for The Bank of New York, as common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., and

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will be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 13 and 14 of the Form of Note.

14.	Other Terms:

Sections 2, 3, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18 and 19 of the Form of Note attached hereto as Annex B shall also apply to the Notes.

The Notes will not have any terms or conditions of the type contemplated by clause (ii), (iii), (vi), (vii), (xii), (xiii), (xvi), (xvii), or (xx) of Section 3.01 of the Indenture.

E. The Notes will be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the Notes.

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IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of December 12, 2006.

/s/ RICK W. BRAZILE
Rick W. Brazile Vice President, Finance & Planning

ATTEST:

/s/ ANTHONY D. GEORGE
Anthony D. George Associate General Counsel, Finance and Assistant Secretary

ANNEX A

UNANIMOUS CONSENT TO ACTION

IN LIEU OF SPECIAL MEETING

OF THE EXECUTIVE COMMITTEE OF

THE BOARD OF DIRECTORS

OF WAL-MART STORES, INC.

December 1, 2006

The undersigned, being all of the members of the Executive Committee of the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), do hereby consent to the adoption of the following resolutions in accordance with the provisions of Section 141(f) of the General Corporation Law of Delaware:

WHEREAS, the Company has registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the ‘Securities Act”), and the rules promulgated thereunder, the offer and sale in one or more offerings of an indeterminate amount of its debt securities, which debt securities are to be issued pursuant to the terms of the Indenture, dated as of July 19, 2005 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., a national banking association, as successor-in-interest to J.P. Morgan Trust Company, National Association, as trustee under the Base Indenture (the “Indenture Trustee”); and

WHEREAS, the Company desires to issue and sell in an underwritten public offering (the “Offering”) its debt securities denominated in British pounds sterling and having an aggregate principal amount not to exceed £1,000,000,000, a portion of which debt securities are to be offered and sold pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-130569) and the balance of which debt securities are to be sold in transactions outside of the United States in reliance on Regulation S adopted under the Securities Act and otherwise in accordance with the laws of the countries in which such debt securities are offered and sold and to make application for the admission of such debt securities to the Official List of the Irish Stock Exchange; and

WHEREAS, the Company desires to supplement the Base Indenture and enter into a supplemental indenture to the Base Indenture (the Base Indenture as so supplemented, the “Indenture”), with The Bank of New York Trust Company, N.A., as trustee, to confirm that The Bank of New York Trust Company, N.A. is the successor trustee to J.P. Morgan Trust Company, National Association under the Base Indenture, as it is supplemented from time to time, and to amend the Base Indenture to reflect that The Bank of New York Trust Company, N.A. is the trustee under the Indenture, it is

RESOLVED, that a series of senior, unsecured promissory notes of the Company in an initial aggregate principal amount not to exceed £1,000,000,000, that shall mature on or about the thirtieth anniversary of the date of issuance of such promissory notes (the “Notes”) shall be, and it hereby is, created, established and authorized for issuance and sale pursuant to the terms of the Indenture; and

RESOLVED, that the Notes shall have such terms, including the rate at which interest will accrue on the Notes and the maturity date thereof, and shall be in such form as shall be established and approved by one or more of the Chairman of the Board of Directors, the Chief Executive Officer, any Vice Chairman, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Controller and the Treasurer of the Company (each an “Authorized Officer”) in accordance with the provisions of Section 3.01 of the Indenture pursuant to the authority granted by these resolutions, which approval will be conclusively evidenced by that Authorized Officer’s or those Authorized Officers’ execution of a Series Terms Certificate (as defined in the Indenture) with respect to the Notes; and

RESOLVED, that the Authorized Officers shall be, and each of them hereby is, authorized, in the name and on behalf of the Company, to establish and to approve the terms and conditions of the Notes, to set the aggregate principal amount of the Notes to be sold in the Offering and to approve the form, terms and conditions of the promissory notes representing notes in the Notes (the “Promissory Notes”); and

RESOLVED, that the Authorized Officers shall be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute Promissory Notes having an aggregate principal amount not to exceed £1,000,000,000, all as provided in the Indenture, and to deliver those Promissory Notes to the Indenture Trustee for authentication and delivery in accordance with the terms of the Indenture; and

RESOLVED, that the Company shall be and hereby is authorized, and the Authorized Officers shall be, and each of them hereby is, authorized and directed to take, or cause to be taken, for and on behalf of the Company, all actions necessary or advisable, to make application for and to effect the admission of the Notes or such Promissory Notes as are outstanding from time to time to the Official List of the Irish Stock Exchange and for trading on the Irish Stock Exchange, and to prepare, execute and file all necessary applications, documents, forms and agreements with the Irish Stock Exchange, to grant all powers of attorney to Arthur Cox Listing Services Limited, as the Company’s listing agent with respect to the admission of the Notes or such Promissory Notes as are outstanding from time to time to the Official List of the Irish Stock Exchange, to pay all filing, listing and application fees and related expenses, and to take any other action necessary to achieve such admission; and

RESOLVED, that the Indenture Trustee shall be, and it hereby is, authorized and directed to authenticate and deliver up to £1,000,000,000 aggregate principal amount of Promissory Notes to or upon the written order of the Company, as provided in the Indenture; and

RESOLVED, that the Company shall be, and it hereby is, authorized to perform its obligations under the Promissory Notes issued and sold by the Company and its obligations under the Indenture, as those obligations relate to those Promissory Notes; and

RESOLVED, that the Company shall be, and it hereby is, authorized to enter into, execute and deliver, and perform its obligations under, and each Authorized Officer is authorized to execute and deliver, for and on behalf of the Company, a Pricing Agreement and an Underwriting Agreement (collectively, the “Underwriting Agreement”) between the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and any other underwriters named therein (collectively, the “Underwriters”), providing for the sale by the Company and the purchase by the Underwriters of Promissory Notes having an aggregate principal amount not to exceed £1,000,000,000, which aggregate principal amount of

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such Promissory Notes shall be determined by one or more Authorized Officers, such determination to be evidenced by the execution and delivery of the Underwriting Agreement by an Authorized Officer on behalf of the Company and any other agreements necessary to effectuate the intent of these resolutions, the Underwriting Agreement and any other such agreements to be in the forms and to contain the terms, including the price to be paid to the Company by the Underwriter for the Promissory Notes being purchased pursuant to the Underwriting Agreement, and conditions as the Authorized Officer executing the same approves, such approval to be conclusively evidenced by that Authorized Officer’s execution and delivery of the Underwriting Agreement or other agreement; and

RESOLVED, that the Company shall be, and it hereby is, authorized to sell the Promissory Notes to the Underwriters pursuant to the Underwriting Agreement at the price set forth in, and pursuant to the other terms and conditions of, the Underwriting Agreement; and

RESOLVED, that the Company shall be, and it hereby is, authorized to issue one or more global certificates to represent the Promissory Notes authorized in accordance with these resolutions and not otherwise issue the Promissory Notes in definitive form, and to permit each global certificate representing Promissory Notes to be registered in the name of a nominee of The Depository Trust Company (“DTC”), a nominee of Clearstream Banking, S.A., Luxembourg (“Clearstream”) and Euroclear Bank, S.A./N.V. (“Euroclear”) or both and beneficial interests in the global certificates representing the Promissory Notes to be otherwise shown on, and transfers of such beneficial interests effected through, records maintained by DTC, Clearstream and Euroclear and their respective participants, as the case may be; and

RESOLVED, that the signatures of the Authorized Officers executing any Promissory Note may be the manual or facsimile signatures of the present or any future Authorized Officers and may be imprinted or otherwise reproduced thereon, and any such facsimile signature shall be binding upon the Company, notwithstanding the fact that at the time the Promissory Notes are authenticated and delivered and disposed of, the person signing the facsimile signature shall have ceased to be an Authorized Officer; and

RESOLVED, the Company shall be, and it hereby is, authorized to enter into, execute and deliver, and perform its obligations under, and each Authorized Officer is authorized to execute and deliver, for and on behalf of the Company, a supplemental indenture to the Base Indenture with The Bank of New York Trust Company, N.A., which supplemental indenture shall be in such form and contain such terms as an Authorized Officer shall determine to be appropriate, such determination to be evidenced by the execution and delivery of such supplement indenture by an Authorized Officer for and on behalf of the Company; and

RESOLVED, that the Company shall be, and it hereby is, authorized to enter into, execute and deliver, and perform its obligations under, and each Authorized Officer is authorized to execute and deliver, for and on behalf of the Company, a paying agent and transfer agent agreement with each of The Bank of New York and AIB/BNY Fund Management Ireland Limited, which agreement shall be in such form and contain such terms and conditions as an Authorized Officer shall determine to be appropriate, such determination to be evidenced by the execution and delivery of such agreement by an Authorized Officer for and on behalf of the Company; and

RESOLVED, that, without in any way limiting the authority heretofore granted to any Authorized Officer, the Authorized Officers shall be, and each of them singly is, authorized and

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empowered to do and perform all such acts and things and to execute and deliver, for and on behalf of the Company, any and all documents and instruments and to take any and all such actions as they may deem necessary, desirable or proper in order to carry out the intent and purpose of the foregoing resolutions and fully to establish the Notes and to perform the provisions of the Underwriting Agreement, the Indenture and the Promissory Notes, and to incur on behalf of the Company all such expenses and obligations in connection therewith as they may deem proper.

Dated this 1st day of December 2006

/s/ H. LEE SCOTT, JR.
H. Lee Scott, Jr.

/s/ S. ROBSON WALTON
S. Robson Walton

/s/ CHRISTOPHER J. WILLIAMS
Christopher J. Williams

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ANNEX B

FORM OF GLOBAL NOTE

This Note is a global security and is registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of the common depositary, The Bank of New York (the “Common Depositary”), for Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Unless and until this Note is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Common Depositary or a nominee of the Common Depositary to the Common Depositary or another depositary or by the Common Depositary or a nominee of the Common Depositary to a successor depositary or a nominee of such successor depositary.

WAL-MART STORES, INC.

4.875% NOTES DUE 2039

Number 1 £1,000,000,000	ISIN No.: XS0279211832 Common Code: 027921183

WAL-MART STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns, the principal sum of ONE BILLION POUNDS STERLING (£1,000,000,000) on January 19, 2039 in such coin or currency of the United Kingdom as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, computed on the basis of a 360-day year consisting of twelve 30-day months, semi-annually in arrears on January 19 and July 19 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on July 19, 2007, on said principal sum in like coin or currency, at the rate per annum specified in the title of this Note from December 19, 2006 or from the most recent January 19 and July 19 to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “Holder”) at the close of business on the preceding January 15, in the case of an Interest Payment Date of January 19, and on the preceding July 15, in the case of an Interest Payment Date of July 19 (each, a “Record Date”). The term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, London or, so long as the Notes are listed on the Irish Stock Exchange, Dublin, Ireland.

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries, each by manual or facsimile signature and under its corporate seal.

WAL-MART STORES, INC.

By:
Name: Rick W. Brazile Title: Vice President, Finance & Planning

[SEAL]	By:
Name: Anthony D. George Title: Associate General Counsel, Finance and Assistant Secretary

Dated: December 19, 2006

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: THE BANK OF NEW YORK, as Authenticating Agent

By:
Authorized Signatory

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WAL-MART STORES, INC.

4.875% NOTES DUE 2039

1. Indenture; Notes. This Note is one of a duly authorized series of Securities of the Company designated as the “4.875% Notes Due 2039” (the “Notes”), initially issued in an aggregate principal amount of £1,000,000,000 on December 19, 2006. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of July 19, 2005, by and between the Company, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, by and between the Company, as Issuer, and the Trustee (the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the Holders, create and issue additional Securities ranking equally with the Notes and otherwise identical in all respects (except for their date of issue, issue price and the date from which interest payments thereon shall accrue) so that such additional Securities shall be consolidated and form a single series with the Notes; provided, however, that no additional Securities of any existing or new series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Ranking. The Notes shall constitute the senior unsecured debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior unsecured debt obligations of the Company.

3. Payment of Overdue Amounts. The Company shall pay interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, on overdue principal and overdue installments of interest, if any, from time to time, on demand at the interest rate borne by the Notes to the extent lawful.

4. Optional Redemption. (a) The Notes may be redeemed by the Company in whole or in part on any date (such date, the “Redemption Date”) to be fixed by the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Calculation Agent, the price at which the yield on the outstanding principal amount of the Notes to be redeemed on the Reference Date is equal to the yield on the Benchmark Gilt as of that date as determined by reference to the middle-market price on the Benchmark Gilt at 3:00 p.m., London time, on that date (such greater price, the “Redemption Price”), in either case, plus accrued and unpaid interest on the Notes to be redeemed up to, but excluding, the Redemption Date.

“Benchmark Gilt” means the 4.75% Treasury Stock due December 7, 2038 or such other U.K. government stock as the Calculation Agent, with the advice of three brokers and/or U.K. gilt-edged market makers or three other persons operating in the U.K. gilt-edged market that may be chosen by the Calculation Agent, may determine from time to time to be the most appropriate benchmark U.K. government stock for the Notes.

“Calculation Agent” means The Bank of New York, or any successor entity.

“Reference Date” means the date that is the first dealing day in London prior to the publication of the notice of redemption referred to in Section 4(b) below.

(b) The Company shall give notice of any redemption between 30 and 60 days preceding the Redemption Date to each Holder of the Notes to be redeemed, pursuant to Section 17 hereof.

(c) In the event the Company redeems any amount of the Notes that is less than the total principal amount then outstanding, selection of the Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by any other method as the Trustee in its sole discretion deems to be fair and appropriate, provided, however, that no Note of £50,000 in original principal amount or less shall be redeemed in part. If this Note is to be redeemed in part only, the notice of redemption relating to this Note will state the portion of the principal amount hereof to be redeemed. A new Note in principal amount equal to the unredeemed portion hereof shall be issued and delivered to the Trustee, or its nominee, upon cancellation of this Note.

(d) Unless the Company defaults in payment of the Redemption Price of the Notes to be redeemed, on and after the Redemption Date, interest shall cease to accrue on this Note or the portion hereof called for redemption.

(e) If the Company elects to redeem the Notes, in whole or in part, pursuant to this Section 4, then it shall give notice to the Holders pursuant to Section 17 hereof.

The notice of redemption shall specify the following:

(i) the Redemption Date;

(ii) a brief statement to the effect that the Notes are being redeemed at the option of the Company pursuant to this Section 4;

(iii) the aggregate principal amount of the Notes to be redeemed, and if such amount is less than the aggregate principal amount of the Notes then outstanding, the manner of selection of the Notes to be redeemed;

(iv) that on the Redemption Date, the Redemption Price, plus accrued but unpaid interest on the Notes to be redeemed, if any, will become due and payable;

(v) the amount of the Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Notes to be redeemed on the Redemption Date;

(vi) the place or places of payment of the amounts due under clause (v) above;

(vii) that payment of the amounts due under clause (v) above will be made upon presentation and surrender of the Notes to be redeemed;

(viii) that, following the redemption of any or all of the Notes pursuant to this Section 4, interest shall cease to accrue on such redeemed Notes; and

(ix) the ISIN and Common Code numbers of the Notes.

The notice of redemption regarding the Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Redemption Date, the Company shall deposit with the Trustee or with the U.S. Paying Agent (as defined herein), London Paying Agent (as defined herein) or the Irish Paying Agent (as defined herein) or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 5.03 of the Indenture, an amount of money sufficient to pay the Redemption Price of, and except if the Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Notes to be redeemed on the Redemption Date.

The notice of redemption having been given as specified above, the Notes to be so redeemed shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date, unless the Company shall default in the payment of the Redemption Price and accrued but unpaid interest, if any, on such Notes, such Notes shall cease to bear interest. Upon surrender of the Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the Redemption Price, together with accrued but unpaid interest, if any, to, but excluding, the Redemption Date.

If any of the Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Redemption Price for the Notes to be redeemed shall, until paid, bear interest from the Redemption Date at the interest rate borne by this Note.

In the event of the redemption of the Notes in part only, this Note shall be cancelled and the Company shall issue a Global Note to represent the Notes outstanding following the Redemption Date.

5. Payment of Additional Amounts; Redemption Upon a Tax Event.

(a) Payment of Additional Amounts. The Company shall pay to the Holder (including, for purposes of this Section 5, each beneficial owner) of this Note who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal of and interest on this Note to such Holder, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in this Note to be then due and payable (such amounts, the “Additional Amounts”); provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

(i) any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection between such Holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation, and the United States including, without limitation, such Holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in trade or business or present in the United States or (B) the presentation of this Note for payment on a date more than 30 days after the later of (x) the date on which such payment becomes due and payable and (y) the date on which payment thereof is duly provided for;

(ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of such Holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on this Note;

(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on this Note if such payment can be made without withholding by any other paying agent;

(vi) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the Holder, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii) any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation with respect to the Company within the meaning of the Code;

(viii) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) in this Section 5(a);

nor shall any Additional Amounts be paid to any Holder who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder.

The term “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

(b) Redemption Upon a Tax Event. The Notes may be redeemed at the option of the Company in whole, but not in part, on a date (such date, the “Tax Redemption Date”) to be fixed by the Company on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes (the “Tax Redemption Price”) plus accrued but unpaid interest, if any, and any Additional Amounts thereon, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on laws generally known on or before December 12, 2006 except for proposals before the U.S. Congress before such date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts or (B) there is a substantial possibility that the Company will be required to pay such Additional Amounts.

Prior to the publication of any notice of redemption pursuant to Section 17 hereof, the Company shall deliver to the Trustee (1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the rights of the Company to so redeem have occurred and (2) an Opinion of Counsel to such effect based on such statement of facts.

If the Company elects to redeem the Notes pursuant to this Section 5(b), then it shall give notice to the Holders pursuant to Section 17 hereof.

The notice of redemption, shall specify the following:

(i) the Tax Redemption Date;

(ii) a brief statement to the effect that the Notes are being redeemed at the option of the Company pursuant to this Section 5(b) and a brief statement of the facts permitting such redemption;

(iii) that on the Tax Redemption Date, the Tax Redemption Price, plus accrued but unpaid interest on the Notes, if any, will become due and payable and that interest thereon shall cease to accrue on and after such Tax Redemption Date;

(iv) the amount of the Tax Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Notes on the Tax Redemption Date;

(v) the place or places where the Notes are to be surrendered for payment of the Tax Redemption Price and other amounts due under clause (iv) above;

(vi) that payment of the amounts due under clause (iv) above will be made upon presentation and surrender of the Notes; and

(vii) the ISIN and Common Code numbers of the Notes.

The notice of redemption regarding the Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Tax Redemption Date, the Company shall deposit with the Trustee or with the U.S. Paying Agent, London Paying Agent or the Irish Paying Agent (or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 5.03 of the Indenture) an amount of money sufficient to pay the Tax Redemption Price of, and except if the Tax Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Notes to be redeemed on the Tax Redemption Date.

The notice of redemption having been given as specified above, the Notes shall, on the Tax Redemption Date, become due and payable at the Tax Redemption Price, and from and after such date, unless the Company shall default in the payment of the Tax Redemption Price and accrued but unpaid interest, if any, the Notes shall cease to bear interest. Upon surrender of the Notes for redemption in accordance with such notice, the Notes shall be paid by the Company at the Tax Redemption Price, together with accrued but unpaid interest, if any, to the Tax Redemption Date.

If the Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Tax Redemption Price shall, until paid, bear interest from the Tax Redemption Date at the interest rate borne by this Note.

6. Re-Denomination in Euro. If, prior to the maturity of the Notes, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty establishing European Communities, as amended from time to time, the Notes will be re-denominated into euro, and the regulations of the European Commission relating to the euro shall apply to the Notes. The circumstances and consequences described in this Section 6 will not entitle the Company, the Trustee or any Holder of the Notes to redeem early, rescind or receive notice relating to the Notes, repudiate the terms of the Notes or the Indenture, raise any defense, request any compensation or make any claim, nor will these circumstances and consequences affect any of the Company’s other obligations under the Notes or the Indenture.

7. Place and Method of Payment. The Company shall pay principal (and the Redemption Price or the Tax Redemption Price, if any) of and interest on the Notes at the office or agency of the U.S. Paying Agent in the Borough of Manhattan, The City of New York and of the London Paying Agent in London and, for so long as the Notes are listed on the Irish Stock Exchange, of the Irish Paying Agent in Dublin, Ireland; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

8. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

9. No Redemption; Sinking Fund. The Notes are not redeemable prior to maturity, other than as set forth in Section 4 and Section 5(b) hereof, and are not subject to a sinking fund.

10. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the Holders in certain circumstances and requiring the consent of Holders of not less than a majority in aggregate principal amount of the Notes and Securities of other series that would be affected in certain other circumstances. However, the Indenture requires the consent of each Holder of the Notes and Securities of other series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

11. Event of Default; Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes shall occur and be continuing, then the aggregate principal amount of the Notes of this series may be declared by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this series then Outstanding to be, and, in certain cases, may automatically become, immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that, in the event of such an acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of all of the Notes of this series then Outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul such acceleration and its consequences with respect to all of the Notes.

12. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

13. Form and Denominations; Global Note; Definitive Notes. The Notes are being issued in registered form without interest coupons in denominations of £50,000 and integral multiples of £1,000 in excess thereof. The Notes are being issued in the form of a single global note (the “Global Note”), evidencing all or any portion of the Notes and registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary (including its respective successors) under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Common Depositary is at any time unwilling or unable to continue as the Common Depositary, or Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V. ceases to be a clearing agency registered under applicable law, and a successor Common Depositary is not appointed by the Company or a successor clearing agency satisfactory to the Company is not established within 90 days after the Company receives notice thereof; (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Common Depositary shall instruct the Trustee.

14. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or definitive form. At the option of the Holders, at the offices of the U.S. Transfer Agent, the London Transfer Agent or, so long as the Notes are listed on the Irish Stock Exchange, the Irish Transfer Agent (each as defined in Section 16 hereof), or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith subject to Section 5 hereof, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee and any agent of the Company or of the Trustee may deem and treat the Holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such Holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 14, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

15. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

16. Appointment of Agents. The Bank of New York Trust Company, N.A. is hereby appointed the registrar for the purpose of registering the Notes and transfers and exchanges of the Notes pursuant to the Indenture and this Note (the “Registrar”), paying agent pursuant to Section 3.04 of the Indenture (the “U.S. Paying Agent”) and transfer agent (the “U.S. Transfer Agent”) with respect to the Notes in the United States at its offices in the Borough of Manhattan, The City of New York.

The Bank of New York is hereby appointed paying agent pursuant to Section 3.04 of the Indenture (the “London Paying Agent”) and transfer agent (the “London Transfer Agent”) with respect to the Notes in the United Kingdom at its offices in London.

AIB/BNY Fund Management Ireland Limited has been appointed, in connection with the listing of the Notes on the Irish Stock Exchange, paying agent pursuant to Section 3.04 of the Indenture (the “Irish Paying Agent”) and transfer agent (the “Irish Transfer Agent”) with respect to the Notes in Ireland at its offices in Dublin, Ireland.

If for any reason AIB/BNY Fund Management Ireland Limited shall not continue as Irish Paying Agent or Irish Transfer Agent, and the Notes remain listed on the Irish Stock Exchange, the Company shall appoint a substitute Irish Paying Agent or Irish Transfer Agent, as the case may be, with an office in Ireland, in accordance with the rules then in effect of the Irish Stock Exchange and the provisions of the Indenture, including Section 3.04 thereof, and the Notes. Following the appointment of the substitute Irish Paying Agent or Irish Transfer Agent, as the case may be, the Company shall give the Holders of the Notes notice of such appointment pursuant to Section 17 hereof.

17. Notices. If the Company is required to give notice to the Holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

In addition, the Company shall give notices to the Holders of the Notes by publication in a leading daily newspaper in The City of New York and in London and, so long as the Notes are listed on the Irish Stock Exchange, in Ireland. Initially, such publication shall be made in The City of New York in The Wall Street Journal, in London in The Financial Times and in Ireland in the Irish Times. Any such notice shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

18. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

19. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoints

_________________________________________________________________

to transfer this Note on the books of Wal-Mart Stores, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Date: ___________________

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

* * * * *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT ENT -	as joint tenants with right of survivorship and not as tenants in common

__________ UNIF GIFT MIN ACT -		Custodian		under the Uniform Gifts to Minors Act
	(Cust)		(Minor)		(State)

Additional abbreviations may also be used although not in the above list.